UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2009

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 617-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, Palm, Inc. (the “Company”) entered into an Amended and Restated Stockholders’ Agreement (the “Agreement”) on January 9, 2009 with Elevation Partners, L.P. and Elevation Employee Side Fund, LLC (collectively, “Elevation”). The Agreement was entered into in connection with the Company’s sale to certain Elevation entities of an aggregate of 100,000 detachable units (the “Units”) for an aggregate purchase price of $100 million, with each Unit consisting of (i) one share of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share and (ii) warrants exercisable for the purchase of 70 shares of the Company’s Common Stock, par value $0.001 per share. Under the Agreement, Elevation has the right to designate an additional director for election to the Company’s Board of Directors (the “Board”).

On January 26, 2009, and in light of the Board’s desire to maintain its current size, Donna Dubinsky offered to resign from the Board immediately in advance of the election to the Board of a director designated by Elevation. Ms. Dubinsky’s offer to resign as a director was not the result of any disagreement with the Company.

On January 30, 2009, Elevation designated Rajiv Dutta for election to the Board. Mr. Dutta retired as the President of eBay Marketplaces and Executive Vice President of eBay Inc. in October 2008 and as a member of eBay’s board of directors in July 2008. The Board is expected to meet shortly to consider Ms. Dubinsky’s offer to resign from the Board and Mr. Dutta’s election to the Board.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2009

PALM, INC.

By:	/s/ Mary E. Doyle
Name:	Mary E. Doyle
Title:	Senior Vice President, General Counsel and Secretary